Exhibit 99.1

CONTACTS:
Rick D. Puckett, EVP and CFO (704) 557-8021
Russell G. Allen, Director — Planning & IR (704) 557-8219

FOR IMMEDIATE RELEASE
LANCE REPORTS RECORD SALES FOR THE YEAR AND FOURTH QUARTER 2005
REPORTS FULL YEAR EARNINGS OF $0.74 PER SHARE EXCLUDING ONE-TIME CHARGES AND EARNINGS OF $0.61
PER SHARE INCLUDING ONE-TIME CHARGES
CHARLOTTE, NC, FEBRUARY 9, 2006 — Lance, Inc. (Nasdaq: LNCE) today reported net income of $18.5 million or $0.61 per share, on a diluted basis, for the full year ended December 31, 2005. The results included the impact of the acquisition of substantially all of the assets of Tom’s Foods, Inc. (“Tom’s Acquisition”), on October 21, 2005. Excluding the one-time acquisition related costs in the fourth quarter and the one-time charges related to severance in the second quarter, earnings would have been $0.74 per diluted share for the full year. Net income for the year ended December 25, 2004 was $24.9 million, or $0.84 per diluted share. The one-time charges for the Tom’s Acquisition were due primarily to costs related to retention payments and additional reserves against accounts receivables.
The Company reported net sales for the year of $679.3 million or an increase of 13% over prior year net sales of $600.5 million. Excluding the impact of the Tom’s Acquisition and the extra week in 2005, the sales increase was approximately 8% over last year, with branded sales up 7% and non-branded sales up 10%.
Net income for the fourth quarter was $1.5 million or $0.05 per diluted share, on net sales of $193.8 million for the fourteen weeks ended December 31, 2005. Excluding the one-time charges related to the Tom’s Acquisition, earnings would have been $0.13 per diluted share for the quarter. Net income for the thirteen weeks ended December 25, 2004 was $6.2 million, or $0.21 per diluted share, on net sales of $149.4 million.
Net sales increased $44.3 million, or 30%, in the fourth quarter from the same quarter a year ago. Excluding the impact of the Tom’s Acquisition and the extra week in the quarter, the total sales increase was approximately 8% over last year, with branded

Exhibit 99.1
sales up 8% and non-branded sales up 9%. The growth in branded sales was driven by continued strength in the core product categories of sandwich crackers and salty snacks, and the increase in non-branded sales reflected another quarter of double digit growth in private label products.
Comments from Management
“While I’m disappointed with our earnings results in the fourth quarter, I’m very pleased with the strength of our revenue performance throughout 2005 and the solid growth momentum that we carry into the current year,” said David V. Singer, President and Chief Executive Officer. “As we move into 2006, we are focused on several key priorities: maintaining sales momentum in sandwich crackers and salty snacks; implementing revenue management strategies targeted at enhancing profit margins; integrating the Tom’s Acquisition; and executing on our supply chain restructuring plan. We are moving rapidly to integrate the Tom’s acquisition into our operations. The integration, which will take much of 2006 to complete, will include rationalizing customers, products and operations and will put near-term pressure on earnings. However, when fully integrated we are confident that the Tom’s acquisition will add value for our shareholders. The value will come from higher sales, improved supply chain efficiency with remote distribution and manufacturing facilities and additional capacity needed to support future growth.”
Company Estimates Provided
The Company has not previously provided estimates for 2006. The Company believes that the net sales for the full year 2006 will be approximately $750 to $775 million and that earnings per diluted share will be approximately $0.65 to $0.70, including one-time charges. One-time charges of approximately $0.05 to $0.08 per diluted share are expected due to Tom’s Acquisition related costs, primarily in the first and second quarter. The first quarter is believed to be close to a breakeven given the duplicate costs that have not yet been taken out of the system, with earnings significantly improving after the integration is completed. Capital expenditures are

Exhibit 99.1
expected to be between $45 and $55 million for the year as capacity and supply chain initiatives are implemented.
Dividend Declared
The Company previously announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on February 17, 2006, to stockholders of record at the close of business on February 10, 2006.
Conference Call
Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern standard time on Friday, February 10, 2006 to discuss fourth quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on February 10th and running through midnight February 17th. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 4228113. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com, through February 17, 2006.
About Lance, Inc.
Lance, Inc. manufactures and markets snack foods throughout most of the United States and Canada.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities, interest rate, foreign exchange rate, and credit risks and acquisition integration are discussed in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

Exhibit 99.1
LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter Ended
	December 31,	December 25,
	2005	2004
	(14 Weeks)	(13 Weeks)
Net sales and other operating revenue	$193,758	$149,426
Cost of sales	108,371	80,345

Gross margin	85,387	69,081

Selling, marketing and delivery	69,784	50,581
General and administrative	10,722	8,351
Provisions for employees’ retirement plans	1,451	1,089
Amortization of intangibles	26	—
Other, net	840	(145)

Earnings before interest and income taxes	2,564	9,205

Interest expense, net	534	570

Earnings before income taxes	2,030	8,635
Income taxes	490	2,387

Net income	$1,540	$6,248

Earnings per share:
Basic	$0.05	$0.21
Diluted	$0.05	$0.21
Weighted average shares outstanding:
Basic	29,755,000	29,567,000
Diluted	30,079,000	29,948,000

Exhibit 99.1
LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Year Ended
	December 31,	December 25,
	2005	2004
	(53 Weeks)	(52 Weeks)
Net sales and other operating revenue	$679,257	$600,455
Cost of sales	373,532	324,134

Gross margin	305,725	276,321

Selling, marketing and delivery	231,903	202,668
General and administrative	37,737	30,863
Provisions for employees’ retirement plans	5,584	4,385
Amortization of intangibles	26	167
Other, net	485	(850)

Earnings before interest and income taxes	29,990	39,088

Interest expense, net	1,985	2,514

Earnings before income taxes	28,005	36,574
Income taxes	9,535	11,719

Net income	$18,470	$24,855

Earnings per share:
Basic	$0.62	$0.84
Diluted	$0.61	$0.84
Weighted average shares outstanding:
Basic	29,807,000	29,419,000
Diluted	30,099,000	29,732,000

Exhibit 99.1
LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	December 31, 2005	December 25, 2004
Assets:
Cash and cash equivalents	$3,709	$41,466
Accounts receivable	59,080	46,438
Inventories	36,409	23,804
Prepaid income taxes	—	454
Deferred income tax benefit	10,160	6,243
Assets held for sale	3,020	—
Prepaid expenses and other	7,597	3,836

Total Current Assets	119,975	122,241
Property plant and equipment, net	185,746	161,716
Goodwill and other intangibles, net	59,828	54,865
Other assets	3,487	2,918

Total Assets	$369,036	$341,740

Liabilities and Equity:
Current portion of long-term debt	$36,000	$40,650
Accounts payable	20,337	16,346
Other current liabilities	59,671	44,961

Total Current Liabilities	116,008	101,957

Long-term debt	10,215	—
Other liabilities	41,104	41,068
Stockholders’ equity	201,709	198,715

Total Liabilities and Stockholders’ Equity	$369,036	$341,740

Exhibit 99.1
LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited )

	For the Year Ended
	December 31, 2005	December 25, 2004
Operating Activities:
Net income	$18,470	$24,855

Depreciation and amortization	28,539	28,641
Gain/(Loss) on sale of property, net	467	(812)
Deferred income taxes	(3,518)	1,438
Imputed interest on deferred notes	—	97
Other, net	9,455	527
Changes in operating assets and liabilities	(6,440)	5,821

Net cash flows provided by operating activities	46,973	60,567

Investing Activities:
Purchases of property and equipment	(27,624)	(28,961)
Acquisition of businesses, net of cash acquired	(43,487)	—
Proceeds from sale of property	1,449	1,591

Net cash used in investing activities	(69,662)	(27,370)

Financing Activities:
Dividends paid	(19,056)	(18,869)
Issuance of common stock, net	4,353	7,380
Repayments of debt	(41,237)	(5,649)
Repayments under revolving credit facilities	(7,500)	—
Proceeds from debt	53,715	—
Purchase of common stock	(5,160)	—

Net cash used in financing activities	(14,885)	(17,138)

Effect of exchange rate changes on cash	(183)	(72)

Increase/(decrease) in cash and cash equivalents	(37,757)	15,987
Cash and cash equivalents at beginning of period	41,466	25,479

Cash and cash equivalents at end of period	$3,709	$41,466

Exhibit 99.1
LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Year Ended December 31, 2005

	Pretax	Net of	Per diluted
	Income	Tax	share

Income, including one-time charges:	$28,005	$18,470	$0.61

One-time charges — Income / (Expense):

CEO Severance Related Costs	2,478	1,634	0.05

Costs related to Tom’s Acquisition	3,422	2,257	0.08

Income, excluding one-time charges:	$33,905	$22,361	$0.74
Quarter Ended December 31, 2005

	Pretax	Net of	Per diluted
	Income	Tax	share

Income, including one time charges:	$2,030	$1,540	$0.05

One-time charges — Income / (Expense):

Costs related to Tom’s Acquisition	3,422	2,257	0.08

Income, excluding one-time charges	$5,452	$3,797	$0.13